Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACTS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON REPORTS 16% INCREASE IN FIRST-QUARTER EARNINGS
TO $.36 PER SHARE -- EXCEEDING EXPECTATIONS
___________________________________________

 Revenues Advance 7%; Operating Profit Up 14%
___________________________________________

Company Raises Full-Year 2005 Earnings Outlook
Due to Second-Quarter Tax-Audit Settlements
_______________________________________

NEW YORK, N.Y., May 2, 2005 – Avon Products, Inc. (NYSE:AVP) today reported earnings for the first quarter of 2005 of $.36 per share, up 16% from last year’s first-quarter earnings of $.31 per share and $.01 ahead of expectations due to strong operating profit growth.

     Avon also raised its previous full-year 2005 earnings outlook to $2.12 - $2.17 per share from $1.95 - $2.00 per share, reflecting a second-quarter benefit of approximately $80 million, or about $.17 per share, relating to prior years’ tax-audit settlements.

Avon - 2

     Avon said that in the first quarter of 2005, revenue grew 7% -- on top of a 20% gain in last year’s first quarter -- to $1.88 billion. Local-currency revenue rose 4%, with units up 3% and active Representatives up 9%. Sales of Beauty products were 8% higher, with solid advances in every category.

      Operating profit increased 14% in the quarter. Operating margin improved 90-basis points to 13.9%, and gross margin expanded 60-basis points to 62.9% . Net income in the quarter was $172.0 million, compared with $148.1 million in the year-ago period.

First-Quarter 2005 Regional Highlights

     In the U.S., as expected, revenue and operating profit in the first quarter of 2005 decreased 6% and 15%, respectively, versus the first quarter of 2004. Beauty sales declined 10% reflecting the challenge of anniversarying a 32% increase in skin care during the prior-year period, as well as the timing of product innovation. Beauty Plus sales increased 7% and Beyond Beauty sales declined 12% as expected, in line with the planned mix shift between these two categories as part of the repositioning strategy for this market. Units and active Representatives declined 9% and 1%, respectively. Operating margin was 14.8%, or 150-basis points below the prior-year quarter.

     In Europe, first-quarter revenue and operating profit increased 17% and 26%, respectively, on top of the 38% and 84% respective gains from a year ago. Local-currency revenue in the first quarter of 2005 grew 10%, driven by growth in units and active Representatives of 6% and 13%, respectively. Operating margin in the region advanced to 20.7%, up 150-basis points year over year even after more than doubling advertising and investing 80-basis points of margin to launch the company’s ERP initiative in the region.

Avon - 3

      Topline growth in Europe in the first quarter was impacted by the U.K., where revenues were 3% lower compared with the year-ago period as the U.K. anniversaried the highly successful launch of Anew Clinical Line and Wrinkle Corrector. Revenues in Central and Eastern Europe increased 27% in the quarter, with Russia up 24% on top of extraordinary 89% growth in the prior-year quarter.

     In Latin America, first-quarter revenue grew 10% in dollars and 8% in local currency as continued strong growth in Brazil and Venezuela more than offset softer sales in Mexico. Units rose 5%, and active Representatives were up 10%. Operating profit increased 12%, and operating margin was 20.6%, up 40-basis points year over year.

     The Asia Pacific region posted first-quarter revenue growth of 10% in dollars and 8% in local currency, driven by gains in units and active Representatives of 16% and 12%, respectively. Operating profit rose 20% and operating margin increased to 18.5%, up 150-basis points year over year. China, Avon’s largest long-term growth opportunity, was again the biggest contributor to the region’s growth, with revenue up nearly 40%. In April 2005, Avon China was approved as the first company to conduct a direct-selling test in that market.

Second-Quarter Outlook

     Avon said that revenue growth in the second-quarter 2005 should accelerate ahead of the first quarter, with dollar-denominated and local-currency growth expected to be in the ranges of 10% and 6%, respectively. Operating profit is forecast to increase approximately in line with revenue growth, including an acceleration of consumer investments in emerging markets as well as funding for the China direct-selling test.

Avon - 4

     Avon said that it expects U.S. results in the second quarter to be in line with those of the first quarter as it continues to reposition the U.S. business for improved performance in the second half of this year and a return to profitable growth in 2006. With regard to the second-quarter outlook for each international region, the company said that Europe’s revenue is projected to grow in the high teens, with operating profit increasing slightly ahead of revenue. Latin America’s revenue and operating profit should each increase in the mid-teens. Asia Pacific’s revenue is expected to be up double-digits while operating profit should grow in the high-single digits.

     In addition, Avon said that second-quarter earnings are forecast to be in the range of $.66 per share, reflecting a non-cash benefit of approximately $80 million, or about $.17 per share, relating to prior years’ tax-audit settlements. This compares to earnings of $.49 per share in last year’s second quarter, which included a tax benefit of $.05 per share. The company said that additional tax settlements are possible during 2005, which could result in further benefits.

     Commenting on the year, Andrea Jung, Avon’s chairman and chief executive officer said, “We’re pleased with Avon’s performance in the first quarter, especially given the very challenging year-over-year comparisons. Looking ahead, we’re projecting that local-currency revenue will accelerate, as increased innovation in our second-half product pipeline drives stronger Beauty sales. Continuing strong results in our international regions are offsetting U.S. performance during this period of repositioning, with our emerging markets once again expected to deliver another full year of stand-out revenue growth,” she said.

Avon - 5

     Avon will conduct a conference call this morning at 9:00 A.M. New York time to discuss the results for the quarter and its outlook for the second quarter and full-year 2005. The conference call will be webcast live and can be accessed at www.avoninvestor.com.

     Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

# # #

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned”, “potential” and similar expressions may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific and Central and Eastern Europe and the Middle East; our ability to implement our business, cash management and tax strategies and our Business Transformation initiatives; our ability to achieve anticipated cost savings and our profitability and growth targets, particularly in our largest markets; our ability to implement appropriate product mix and pricing strategies; the impact of changes in consumer spending patterns and preferences, particularly given the global nature of our business, our ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of our foreign operations and the cost of sourcing foreign products and the success of our foreign currency hedging and risk management strategies; our ability to implement our Sales Leadership program globally, to increase Representative productivity and recruit Representatives; our ability to implement our enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations; the impact of stock option expense pursuant to Statement of Financial Accounting Standards No. 123(R); the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments; our ability to successfully identify new business opportunities; our access to financing; and our ability to attract and retain key personnel and executives.

Avon - 6

Additional information identifying such factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended March 31		Percent Change

	2005	2004

Net sales (1)	$1,860.9	$1,741.4	7%

Other revenue	20.2	23.4

Total revenue (1)	1,881.1	1,764.8	7%

Cost of sales (1) (2)	698.2	666.2
Marketing, distribution and
administrative expenses (1) (2)	922.4	869.2

Operating profit	260.5	229.4	14%

Interest expense	10.1	6.1
Interest income	(7.8)	(4.5)
Other expense, net (3)	4.5	3.2

Total other expenses	6.8	4.8

Income before taxes and minority interest	253.7	224.6	13%
Income taxes	79.8	73.9

Income before minority interest	173.9	150.7
Minority interest	(1.9)	(2.6)

Net income	$172.0	$148.1	16%

Earnings per share:
Basic	$.36	$.31	16%

Diluted	$.36	$.31	16%

Average shares outstanding: (4)
Basic	471.95	471.56
Diluted	477.00	476.61

Notes:

(1) For the three months ended March 31, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) For the three months ended March 31, 2004, certain U.S. expenses were reclassified from operating expenses to cost of sales. These reclassifications did not affect operating profit.

(3) For the three months ended March 31, 2005 and 2004, Other expense, net includes foreign exchange losses of $1.9 and $2.0, respectively.

(4) 2004 shares were restated to reflect the two-for-one stock split that took place in May 2004.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31 2005	December 31 2004

Cash, including cash equivalents	$792.0	$769.6
Accounts receivable, net	582.2	599.1
Inventories	815.3	740.5
Prepaid expenses and other	413.4	397.2

Total current assets	2,602.9	2,506.4

Property, plant and equipment, net	1,000.0	1,014.8
Other assets	608.9	626.9

Total assets	4,211.8	4,148.1

Debt maturing within one year	229.4	51.7
Accounts payable	461.8	490.1
Other current liabilities	946.6	983.7

Total current liabilities	1,637.8	1,525.5

Long-term debt	850.7	866.3
Other non-current liabilities	730.3	806.1

Total shareholders' equity	993.0	950.2

Total liabilities and shareholders' equity	$4,211.8	$4,148.1

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three months ended March 31

	2005	2004

Cash Flows from Operating Activities:
Net income	$172.0	$148.1
Depreciation and amortization	31.1	32.8
Provision for doubtful accounts	28.3	35.5
Provision for obsolescence	14.1	18.8
Deferred income taxes	1.4	(5.7)
Other	6.9	3.9

Changes in assets and liabilities:
Accounts receivable	(17.0)	(29.4)
Inventories	(101.8)	(63.8)
Prepaid expenses and other	(21.5)	(14.6)
Accounts payable and accrued liabilities	(51.1)	(42.1)
Income and other taxes	(2.4)	(51.0)
Non-current assets and liabilities	(68.8)	(44.3)

Net cash used by operating activities	(8.8)	(11.8)

Cash Flows from Investing Activities:
Capital expenditures	(32.5)	(30.4)
Disposal of assets	2.8	2.6
Other investing activities	(0.2)	7.9

Net cash used by investing activities	(29.9)	(19.9)

Cash Flows from Financing Activities:
Cash dividends	(78.9)	(66.9)
Total debt, net change	176.9	(9.7)
Repurchase of common stock	(44.9)	(59.7)
Proceeds from exercise of stock options, net of taxes	31.7	45.4
Other financing activities	(0.3)	(0.2)

Net cash provided (used) by financing activities	84.5	(91.1)

Effect of exchange rate changes on cash and equivalents	(23.4)	(9.2)

Net increase (decrease) in cash and equivalents	$22.4	$(132.0)

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FIRST QUARTER 2005 - THREE MONTHS ENDED 3/31/05

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 1Q04	% var. vs 1Q04		% var. vs 1Q04	2005 percent	% var. vs 1Q04	% var. vs 1Q04

North America	$594.7	-5%	-6%	$82.3	-14%	13.8%	-8%	-1%
US	516.5	-6	-6	76.7	-15	14.8	-9	-1
International (1) (2)	1,286.4	13	9	259.8	19	20.2	7	11
Latin America (1)	477.2	10	8	98.3	12	20.6	5	10
Europe	530.0	17	10	109.8	26	20.7	6	13
Asia Pacific (2)	279.2	10	8	51.7	20	18.5	16	12
Total from Operations (1) (2)	1,881.1	7	4	342.1	9	18.2	3	9
Global Expenses	-	-	-	(81.6)	4	-	-	-
Consolidated (1) (2)	$1,881.1	7%	4%	$260.5	14%	13.9%	3%	9%

CATEGORY SALES (US$)

				Consolidated

					% var. vs 1Q04

Beauty (cosmetics/fragrances/skin care/toiletries)				$1,300.6	8%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				334.8	7
Beyond Beauty (home products/gift and decorative/candles)				225.5	0

Net Sales				$1,860.9	7%
Other Revenue				20.2	-14

Total Revenue				$1,881.1	7%

(1) For the three months ended March 31, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) Growth in Active Representatives was positively impacted by an increase in the number of sales campaigns in the Philippines in the second quarter of 2004, resulting in additional opportunities to order. This change positively impacted Active Representative growth in Asia Pacific and Consolidated Avon for the three months ended March 31, 2005 by 9 points and 1 point, respectively.